Exhibit 10.35

Execution Copy

FIRST AMENDMENT TO CREDIT AND SECURITY AGREEMENT

FIRST AMENDMENT TO CREDIT AND SECURITY AGREEMENT (“First Amendment”) dated as of October 20, 2016, by and between MVC CAPITAL, INC., a corporation formed under the laws of the State of Delaware (the “Borrower”), MVC FINANCIAL SERVICES, INC., a corporation formed under the laws of the State of Delaware, MVC CAYMAN, an exempted company incorporated under the laws of the Cayman Islands, MVC GP II, LLC, a limited liability company formed under the laws of the State of Delaware, and MVC PARTNERS LLC, a limited liability company formed under the laws of the State of Delaware, (collectively and individually, the “Guarantors”), the financial institutions or entities from time to time parties to this Agreement (collectively and individually, the “Lenders”), and SANTANDER BANK, N.A., as agent, (“Agent”) and WINTRUST BANK, as syndication agent.

BACKGROUND

WHEREAS, Borrower, Lenders and Agent are parties to a Credit and Security Agreement dated as of December 9, 2015, as amended (as same may be further modified, amended, supplemented or restated from time to time, the “Credit Agreement”). Capitalized terms used herein shall have the meanings given to them in the Credit Agreement unless otherwise specified.

WHEREAS, Borrower has requested that the Agent and the Lenders amend the Credit Agreement to allow the Borrower to request letters of credit, amend the definition of Permitted Investments to increase certain limits contained therein and such other amendments as described in this First Amendment.

WHEREAS, Agent and Lenders are willing to (a) allow the Borrower to request letters of credit, (b) amend the definition of Permitted Investments to increase certain limits contained therein and (c) amend certain terms and conditions of the Credit Agreement as set forth herein, pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1.                                      Amendments to Credit Agreement. As of the date hereof, the Credit Agreement is amended as follows:

1.1                               Definitions. Section 1.1 of the Credit Agreement is amended by the addition, deletion or the amendment and restatement of the following definitions, as applicable, to read in their entirety as follows:

(i)                                     “Borrowing Availability” means as of any date of determination the lesser of (a) the Revolving Loan Commitment Amount and (b) the Borrowing Base, in each case, less the sum of the aggregate Revolving Loans and Letters of Credit then outstanding.

(ii)                                  “Borrowing Base” means, at any time of calculation, an amount equal to:

(a)                                 Sixty-five percent (65%) multiplied by the lower of (i) the outstanding principal balance or (ii) the Fair Market Value, of all Eligible Senior Debt Investments; plus

(b)                                 Fifty percent (50%) (which shall reduce to forty (40%) percent after the first anniversary of the Closing Date) multiplied by the lower of (i) the outstanding principal balance or (ii) the Fair Market Value, of all Eligible Subordinate Debt Investments; minus

(c)                                  the face amount of all issued and outstanding Letters of Credit; minus

(d)                                 Reserves; minus

(e)                                  the Availability Block.

(iii)                               “Defaulting Lender” means any Lender, as determined by Agent in its Permitted Discretion, that has (a) become a Non-Funding Lender, (b) notified the Borrower, the Agent or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed to fund, and not cured, loans, participations, advances, or reimbursement obligations under one or more other syndicated credit facilities, unless subject to a good faith dispute, (d) failed, within two (2) Business Days after written request by the Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund Revolving Loans and participations in then outstanding Letters of Credit, (e) otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, unless the subject of a good faith dispute, (f) become or is insolvent or any Person that directly or indirectly controls such Lender has become or is insolvent, (g) has become the subject of a bankruptcy or insolvency proceeding or any Person that directly or indirectly controls such Lender has become the subject of a bankruptcy or insolvency proceeding, (h) has had a receiver, conservator, trustee, custodian or similar official appointed for it or any substantial part of its assets or any Person that directly or indirectly controls such Lender has had a receiver, conservator, trustee, custodian or similar official appointed for it or any substantial part of its assets, (i) made a general assignment for the benefit of creditors, been liquidated, or otherwise been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, or (j) has, or any Person that directly or indirectly controls such Lender has, taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any proceeding or appointment described in the foregoing paragraphs (e), (f), (g), (h) or (i).

(iv)                              “L/C Issuer” means as defined in Section 2.4(a).

(v)                                 “Letter of Credit Obligations” means all outstanding obligations incurred by Agent and Lenders at the request of Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by Agent, or the purchase of participations with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable at such time or at any time thereafter by Agent or Lenders thereupon or pursuant thereto.

(vi)                              “Letters of Credit” means commercial or standby letters of credit issued for the account of Borrower by Agent, for which the Lenders have incurred Letter of Credit Obligations.

(vii)                           “Obligations” means any and all Revolving Loans, Bank Product Obligations, Letter of Credit Obligations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by Credit Parties to Agent and Lenders (or in the case of Letter of Credit Obligations and Bank Product Agreements, Affiliates of Agent and Lenders), including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under any of the Loan Documents, Letters of Credit or the Bank Product Agreements, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured.

(viii)                        “Permitted Indebtedness” ...

(k)                                       unsecured Indebtedness and unsecured Guaranty Obligations for Indebtedness of the Portfolio Companies not otherwise permitted by the other clauses of this definition in an aggregate principal amount not to exceed Five Million Dollars ($5,000,000).”

(ix)                              “Permitted Investments” ...

(b)                                       Investments consisting of (i) the Debt Investments listed on Schedule 7.26(b), (ii) the Equity Investments listed on Schedules 7.26(a) and (c), and (iii) “follow-on” Investments consisting of Debt Investments or Equity Interests in Portfolio Companies currently owned by Credit Parties in an aggregate amount not to exceed Seven Million Five Hundred Thousand Dollars ($7,500,000);

(x)                                 “Revolving Loan Commitment” means as to any Revolving Lender, the obligation of such Lender, if any, to make Revolving Loans and to incur Letter of Credit Obligations in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1 or in the Assignment Agreement pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

1.2                               Section 2.1(a). Section 2.1(a) of the Credit Agreement is amended and restated in its entirety to read as follows:

(a)                                 Subject to, and upon the terms and conditions contained herein, each Lender agrees to make revolving credit loans to Borrower from time to time during the term of this Agreement in an amount not to exceed such Lender’s Pro Rata Share of such advances. The Pro Rata Share of the Revolving Loan of any Lender shall not at any time exceed its separate Revolving Loan Commitment. The obligations of each Lender hereunder shall be several and not joint. Until the Termination Date, after giving effect to such Revolving Loans, the aggregate principal amount of the Revolving Loans outstanding plus Letter of Credit Obligations shall not exceed the lesser of the Borrowing Base at such time or the Maximum Credit. Subject to the terms and conditions hereof, Borrower may from time to time borrow, prepay and reborrow Revolving Loans; provided that if the aggregate amount of Revolving Loans plus Letter of Credit Obligations at any time shall exceed the Borrowing Base at such time, as a result of an Eligible Debt Investment no longer being eligible for reasons that were unanticipated by the Borrower, the Borrower shall have fifteen (15) days to repay the Revolving Loans or cash collateralize the Letter of Credit Obligations in the manner set forth in Section 2.4 to the extent required to eliminate such excess or present to the Agent and Lenders a plan to repay Revolving Loans or reduce the Letter of Credit Obligations to the extent required to eliminate such excess, that is acceptable to the Required Lenders.

1.3                               Section 2.4. Section 2 of the Credit Agreement is hereby amended by the addition of a new Section 2.4 to read in its entirety as follows:

2.4                               Letters of Credit.

(a)                                 Letters of Credit. Subject to the terms and conditions of this Agreement, the Lenders agree to incur, from time to time, upon the request of Borrower and for Borrower’s account, Letter of Credit Obligations by Agent causing Letters of Credit to be issued by a bank or other legally authorized Person selected by or acceptable to Agent in its sole discretion (each, an “L/C Issuer”) for such Borrower’s account, which may be guaranteed by Agent; provided, that if the L/C Issuer is a Lender, then such Letters of Credit shall not be guaranteed by Agent but rather each Lender shall, subject to the terms and conditions hereinafter set forth, purchase (or be deemed to have purchased) risk participations in all such Letters of Credit issued with the written consent of Agent, as more fully described in Section 2.4(b)(ii) below. The initial L/C Issuer shall be Santander Bank, N.A. and all Letters of Credit issued by Santander Bank, N.A. shall be issued in its capacity as a Lender, not as Agent. The aggregate amount of all Letter of Credit Obligations relating to the issuance of Letters of Credit shall not at any time exceed Five Million Dollars ($5,000,000); provided, however, in no event shall Agent cause a Letter of Credit to be issued to the extent that (i) Agent is in receipt of written notice that the conditions precedent set forth in Section 6 of this Agreement cannot be satisfied or (ii) the face amount of such Letter of Credit would then cause the sum of (x) the outstanding Revolving Loans plus (y) outstanding Letters of Credit, to exceed Borrowing Availability. All Letters of Credit shall be payable in Dollars. No standby Letter of Credit shall have an expiry date that is more than one year following the date of issuance thereof and no commercial Letter of Credit shall have an expiry date that is more than 90 days following the date of issuance thereof, unless otherwise determined by the Agent, in its sole discretion, and neither Agent nor Lenders shall be under any obligation to incur Letter of Credit Obligations in respect of, or purchase risk participations in, any Letter of Credit having an expiry date that is later than the Final Maturity Date.

(b)                                 Advances Automatic; Participations.

(i)                                     In the event that Agent or any Lender shall make any payment on or pursuant to any Letter of Credit Obligation, such payment shall then be deemed automatically to constitute a Revolving Loan to the Borrower under Section 2.1(a) of this Agreement regardless of whether a Default or Event of Default has occurred and is continuing and notwithstanding Borrower’s failure to satisfy the conditions precedent set forth in Section 6 of this Agreement, and each Lender shall be obligated to pay its Pro Rata Share thereof in accordance with this Agreement. The failure of any Lender to make available to Agent for Agent’s own account its Pro Rata Share of any such Revolving Loan or payment by Agent under or in respect of a Letter of Credit shall not relieve any other Lender of its obligation hereunder to make available to Agent its Pro Rata Share thereof, but no Lender shall be responsible for the failure of any other Lender to make available such other Lender’s Pro Rata Share of any such payment.

(ii)                                  If it shall be illegal or unlawful for Borrower to incur Revolving Loans as contemplated by Section 2.4(b)(i) above because of an Event of Default described in Section 11.1(e) or Section 11.1(f) or otherwise or if it shall be illegal or unlawful for any Lender to be deemed to have assumed a Pro Rata Share of the Letter of Credit Obligations owed to an L/C Issuer, or if an L/C Issuer is a Lender, then (A) immediately and without further action whatsoever, each Lender shall be deemed to have irrevocably and unconditionally purchased from Agent (or such L/C Issuer) an undivided interest and participation equal to such Lender’s Pro Rata Share of the Letter of Credit Obligations in respect of all Letters of Credit then outstanding and (B) thereafter, immediately upon issuance of any Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from Agent (or such L/C Issuer) an undivided interest and participation in such Lender’s Pro Rata Share of the Letter of Credit Obligations with respect to such Letter of Credit on the date of such issuance. Each Lender shall fund its participation in all payments or disbursements made under the Letters of Credit in the same manner as provided in this Agreement with respect to Revolving Loans.

(c)                                  Cash Collateral.

(i)                                     If Borrower is required to provide cash collateral for any Letter of Credit Obligations pursuant to this Agreement prior to the Termination Date, Borrower will pay to Agent for the ratable benefit of Agent and the Lenders cash or cash equivalents acceptable to Agent in an amount equal to 105% of the maximum amount then available to be drawn under each Letter of Credit. Such cash or cash equivalents shall be held by Agent in a cash collateral account (the “Cash Collateral Account”) maintained at a bank or financial institution acceptable to Agent. The Cash Collateral Account shall be in the name of the Agent and shall be pledged to, and subject to the control of, Agent, for the benefit of Agent and the Lenders, in a manner reasonably satisfactory to Agent. Borrower hereby pledges and grants to Agent, on behalf of itself and Lenders, a security interest in all such cash and cash equivalents held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all amounts due in respect of the Letter of Credit Obligations and other Obligations, whether or not then due.

(ii)                                  If any Letter of Credit Obligations, whether or not then due and payable, shall for any reason be outstanding on the Termination Date, Borrower shall either (A) provide cash collateral therefor in the manner described in Section 2.4(c)(i) above to be held in the Cash Collateral Account, or (B) cause all such Letters of Credit and guaranties thereof, if any, to be canceled and returned, or (C) deliver a stand-by letter (or letters) of credit in guaranty of such Letter of Credit Obligations, which stand-by letter (or letters) of credit shall be of like tenor and duration (plus 30 additional days) as, and in an amount equal to 105% of, the aggregate maximum amount then available to be drawn under, the Letters of Credit to which such outstanding Letter of Credit Obligations relate and shall be issued by a Person, and shall be subject to such terms and conditions, satisfactory to Agent in its reasonable discretion.

(iii)                               From time to time after cash or cash equivalents are deposited in the Cash Collateral Account by Borrower, whether before or after the Termination Date, Agent may apply such cash or cash equivalents then held in the Cash Collateral Account to the payment of any amounts, and in such order as Agent may elect, as shall be or shall become due and payable by Borrower to Agent and Lenders with respect to such Letter of Credit Obligations of Borrower and, upon the satisfaction in full of all Letter of Credit Obligations of Borrower, to any other Obligations of Borrower then due and payable.

(iv)                              Neither Borrower nor any Person claiming on behalf of or through Borrower shall have any right to withdraw any of the cash or cash equivalents held in the Cash Collateral Account, except that upon the termination of all Letter of Credit Obligations and the payment of all amounts payable by Borrower to Agent and Lenders in respect thereof, any funds remaining in the Cash Collateral Account shall be applied to other Obligations then due and owing and upon payment in full of such Obligations, any remaining amount shall be paid to Borrower or as otherwise required by law. Interest earned on deposits in the Cash Collateral Account shall be for the account of Agent.

(v)                                 if any Letter of Credit Obligations exist at the time a Lender becomes a Defaulting Lender then:

(1)                                 all or any part of such Letter of Credit Obligations shall be reallocated among the other Lenders in accordance with their respective Pro Rata Share but only to the extent (x) the sum of all non-Defaulting Lenders’ Pro Rata Share of outstanding Advances, plus all non-Defaulting Lenders’ Pro Rata Share of Letter of Credit Obligations does not exceed the total of all non-Defaulting Lenders’ Pro Rata Share of the Maximum Loan and (y) the conditions set forth in Section 4.2 are satisfied at such time; and

(2)                                 if the reallocation described in clause (1) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Agent, deliver Cash Collateral to Agent in an amount equal to such Defaulting Lender’s Pro Rata Share of Letter of Credit Obligations (after giving effect to any partial reallocation pursuant to clause (1) above) in accordance with the procedures set forth in Section 2.6(c) to be held by Agent for so long as such Letter of Credit Obligations are outstanding. In the event of a subsequent reallocation described in clause (1) above, Cash Collateral relating to such reallocated Letter of Credit Obligations shall be released to the Borrower;

(3)                                 the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.4(f) or Section 2.6(d) with respect to such Defaulting Lender’s Letter of Credit Obligations; any such fees shall, however, be payable to the non-Defaulting Lenders to the extent the Letter of Credit Obligations are reallocated pursuant to clause (1) above;

(4)                                 if the Letter of Credit Obligations of any Defaulting Lender are neither covered by Cash Collateral nor reallocated pursuant to clause (1) above, then, without prejudice to any rights or remedies of the L/C Issuer or any Lender hereunder, all letter of credit fees payable under Section 2.4(f) and Section 3.14 with respect to such Defaulting Lender’s Letter of Credit Obligations shall be payable to the L/C Issuer until such Letter of Credit Obligations are either covered by Cash Collateral and/or reallocated.

(vi)                              so long as any Lender is a Defaulting Lender, the L/C Issuer shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be fully covered by the non-Defaulting Lenders and/or Cash Collateral will be provided by the Borrower in accordance with Section 2.4(c)(v), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.4(c)(v) (and Defaulting Lenders shall not participate therein).

(d)                                 Fees and Expenses. Borrower agrees to pay to Agent for the benefit of Agent and the Lenders, as compensation to Lenders for Letter of Credit Obligations incurred hereunder, (i) all costs and expenses incurred by Agent or any Lender on account of such Letter of Credit Obligations, and (ii) the fees described in Section 3.14. In addition, Borrower shall pay to any L/C Issuer, on demand, such reasonable and customary fees (including all per annum fees), charges and expenses of such L/C Issuer in respect of the issuance, negotiation, amendment, transfer and payment of such Letter of Credit, as applicable, or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

(e)                                  Request for Incurrence of Letter of Credit Obligations. Borrower shall give Agent at least two (2) Business Days’ prior written notice requesting the incurrence of any Letter of Credit Obligation. The notice shall be accompanied by the form of the Letter of Credit (which shall be acceptable to the L/C Issuer) and a completed Application and Agreement for Standby Letter of Credit, or Application and Agreement for Commercial Letter of Credit in the form customarily used by the L/C Issuer. Notwithstanding anything contained herein to the contrary, Letter of Credit applications by Borrower and approvals by Agent and the L/C Issuer may be made and transmitted pursuant to electronic codes and security measures mutually agreed upon and established by and among Borrower, Agent and the L/C Issuer.

(f)                                   Obligation Absolute. The obligation of Borrower to reimburse Agent and Lenders for payments made with respect to any Letter of Credit Obligation shall be absolute, unconditional and irrevocable, without necessity of presentment, demand, protest or other formalities, and the obligations of each Lender to make payments to Agent with respect to Letters of Credit shall be unconditional and irrevocable (but shall be subject to the terms and conditions hereof). Such obligations of Borrower and Lenders shall be subject to the terms and conditions hereof, and shall be paid strictly in accordance with the terms hereof under all circumstances including the following:

(i)                                     any lack of validity or enforceability of any Letter of Credit or this Agreement or the other Loan Documents or any other agreement;

(ii)                                  the existence of any claim, setoff, defense or other right that Borrower or any of its Affiliates or any Lender may at any time have against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such transferee may be acting), Agent, any Lender, or any other Person, whether in connection with this Agreement, the Letter of Credit, the transactions contemplated herein or therein or any unrelated transaction (including any underlying transaction between Borrower or any of its Affiliates and the beneficiary for which the Letter of Credit was procured);

(iii)                               any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)                              payment by Agent or any L/C Issuer under any Letter of Credit, or guaranty thereof against presentation of a demand, draft or certificate or other document that does not comply with the terms of such Letter of Credit or such guaranty;

(v)                                 any other circumstance or event whatsoever, that is similar to any of the foregoing; or

(vi)                              the fact that a Default or an Event of Default has occurred and is continuing.

(g)                                  Indemnification; Nature of Agent’s and Lenders’ Duties.

(i)                                     In addition to amounts payable as elsewhere provided in this Agreement, Borrower hereby agrees to pay and to protect, indemnify, and hold harmless Agent and each Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that Agent or any Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or guaranty thereof, or (B) the failure of Agent or any Lender seeking indemnification or of any L/C Issuer to honor a demand for payment under any Letter of Credit or guaranty thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent solely as a result of the gross negligence or willful misconduct of Agent or such Lender (as finally determined by a court of competent jurisdiction).

(ii)                                  As between Agent and any Lender and Borrower, Borrower assumes all risks of the acts and omissions of, or misuse of any Letter of Credit by beneficiaries or holders, of any Letter of Credit. In furtherance and not in limitation of the foregoing, to the fullest extent permitted by law, neither Agent nor any Lender shall be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document issued by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary or holder of any Letter of Credit to comply fully with conditions required in order to demand payment under such Letter of Credit; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they may be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Letter of Credit or guaranty thereof or of the proceeds thereof; (G) the credit of the proceeds of any drawing under any Letter of Credit or guaranty thereof; and (H) any consequences arising from causes beyond the control of Agent or any Lender. None of the above shall affect, impair, or prevent the vesting of any of Agent’s or any Lender’s rights or powers hereunder or under this Agreement.

(iii)                               Nothing contained herein shall be deemed to limit or to expand any waivers, covenants or indemnities made by Borrower in favor of any L/C Issuer in any letter of credit application, reimbursement agreement or similar document, instrument or agreement between or among Borrower and such L/C Issuer, including any Application and Agreement for Standby Letter of Credit, Application and Agreement for Commercial Letter of Credit.

1.4                               Section 3.3. Section 3.3 of the Credit Agreement is amended and restated in its entirety to read as follows:

3.3                               Unused Line Fee. Borrower shall pay to Agent, for the ratable benefit of Agent and the Lenders, an unused line fee on a monthly basis at a rate equal to three-quarters of one percent (.75%) (on a per annum basis) multiplied by the amount by which the Maximum Credit exceeds the average daily principal balance of the outstanding Revolving Loans and Letters of Credit outstanding during the immediately preceding calendar month (or part thereof) so long as any Obligations are outstanding. Such fees shall be payable on the first day of each month in arrears.

1.5                               Section 3.9. Section 3.9 of the Credit Agreement is amended and restated in its entirety to read as follows:

3.9                               Increased Costs. If any Change in Law shall: (a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Agent, Lenders or L/C Issuer; (b) subject Agent, Lenders or any L/C Issuer to any tax with respect to this Agreement, any LIBOR Loan, any Letter of Credit, or any participation in a Letter of Credit, or change the basis of taxation of any payments to Agent, such Lender or any L/C Issuer in respect thereof or change the basis of taxation of payments to Agent, Lenders or L/C Issuer in respect thereof (except for Taxes or Other Taxes covered by Section 4.7 and the imposition of, or any change in the rate of, any taxes payable by Agent or Lenders described in Section 4.7); or (c) impose on Agent, Lenders or L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by Agent or Lenders or participation therein, and the result of any of the foregoing shall be to increase the cost to Agent or Lenders of making or maintaining any LIBOR Loan (or of maintaining their obligation to make any such LIBOR Loan), or to increase the cost to Agent, Lenders or L/C Issuer or to reduce the amount of any sum received or receivable by Agent, Lenders or L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of Agent, Borrower will pay to Agent, Lenders or L/C Issuer, as the case may be, such additional amount or amounts as will compensate Agent, Lenders or L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

1.6                               Sections 3.10. Section 3.10 of the Credit Agreement is amended and restated in its entirety to read as follows:

3.10                        Capital Requirements. If Agent, any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any lending office of Agent, such Lender, L/C Issuer or Agent’s, such Lender’s or L/C Issuer’s holding company, if any, regarding capital requirements, has or would have the effect of reducing the rate of return on Agent, such Lender’s or L/C Issuer’s capital or on the capital of Agent’s, such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Revolving Loan Commitments of Agent, such Lender or the Revolving Loans made by, or participations in Letters of Credit by, Agent or such Lender to a level below that which Agent, such Lender or L/C Issuer or such Agent’s, Lender’s or L/C Issuer’s holding company, if any, could have achieved but for such Change in Law (taking into account Agent’s, such Lender’s or L/C Issuer’s policies and the policies of Agent’s, such Lender’s holding company with respect to capital adequacy), then from time to time the

Borrower will pay to Agent, such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate Agent, such Lender or L/C Issuer or Agent’s, such Lender’s or L/C Issuer’s holding company for any such reduction suffered.

1.7                               Sections 3.11. Section 3.11 of the Credit Agreement is amended and restated in its entirety to read as follows:

3.11                        Certificates for Reimbursement. A certificate of Agent, a Lender or L/C Issuer setting forth the amount or amounts necessary to compensate Agent, such Lender or L/C Issuer or its holding company, as the case may be, as specified in Sections 3.9 and 3.10 and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay Agent, such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

1.8                               Sections 3.12. Section 3.12 of the Credit Agreement is amended and restated in its entirety to read as follows:

3.12                        Delay in Requests. Failure or delay on the party of Agent, any Lender or L/C Issuer to demand compensation pursuant Sections 3.9 or 3.10 shall not constitute a waiver of Agent’s, such Lender’s or L/C Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate Agent, a Lender or L/C Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than ninety (90) days prior to the date that Agent, such Lender or L/C Issuer, as the case may be, becomes aware of the event giving rise to Agent’s, such Lender’s or L/C Issuer claim for compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the ninety (90) day period referred to above shall be extended to include the period of retroactive effect thereof).

1.9                               Section 3.14. Section 3 of the Credit Agreement is hereby amended by the addition of a new Section 3.14 to read as follows:

(g)                                  Letter of Credit Fees. Borrower shall pay to Agent, for the ratable benefit of the Lenders, a fee with respect to each Letter of Credit as follows, which fees shall be in addition to any and all fees, commissions and charges of the L/C Issuer with respect to or in connection with such Letter of Credit, calculated as follows:

(i)                                     with respect to standby Letters of Credit, if any, upon issuance or renewal thereof a letter of credit fee in an amount equal to the aggregate face amount of such standby Letter of Credit times a rate of three percent (3.00%) per annum from and including the date of issuance or renewal of such standby Letter of Credit until its stated expiry; and

(ii)                                  with respect to commercial Letters of Credit, if any, upon issuance thereof a letter of credit fee in an amount equal to the aggregate face amount of such commercial Letter of Credit times a rate of three percent (3.00%).

1.10                        Section 4.1(b). Section 4.1(b) of the Credit Agreement is amended and restated in its entirety to read as follows:

(b)                                 Subject to the other terms and conditions contained herein, Agent and Lenders shall apply payments received or collected from Borrower or for the account of Borrower (including the monetary proceeds of collections or of realization upon any Collateral) as follows: first, ratably, to the payment in full of any fees, indemnities, or expense reimbursements then due to Agent and Lenders from Borrower; second, ratably, to the payment in full of interest due in respect of any Revolving Loans; third, ratably, to the outstanding principal balance of Revolving Loans until the Revolving Loans have been paid in full, the Bank Product Obligations then due (but as to Bank Product Obligations, only up to the amount of any then effective Reserve established in respect of such Bank Product Obligations) and to any Letter of Credit Obligations in order to provide cash collateral therefor in the manner set forth in Section 2.4, until all such Letter of Credit Obligations have been fully cash collateralized in the manner set forth in Section 2.4, and fourth, to pay or prepay any other Obligations, whether or not then due, in such order and manner as Agent directs. All references to the term “ratably” as used in this Section 4.1 means pro rata on the basis of the amount owing to any one Person in relationship to the amounts owing to all Persons of the same category of Obligations within the same level of priority.

1.11                        Section 4.3. Section 4.3 of the Credit Agreement is amended and restated in its entirety to read as follows:

4.3                               Repayments. Revolving Loans and Letter of Credit Obligations shall be due and payable in full on the Maturity Date, unless payment is sooner required hereunder. Revolving Loans may be repaid from time to time, without penalty or premium. All Obligations other than Revolving Loans and Letter of Credit Obligations and fees and reimbursement for expenses, shall be paid by Borrower as provided herein and in the other Loan Documents or, if no payment date is specified, on demand.  Borrower shall make payment in full of the Obligations on the Maturity Date or any other effective date of termination of the Commitment.

1.12                        Section 4.4(b). Section 4.4(b) of the Credit Agreement is amended and restated in its entirety to read as follows:

(b)                                 In the event that (i) the aggregate principal amount of the Revolving Loans outstanding plus Letter of Credit Obligations at any time exceeds the Maximum Credit, or (ii) the aggregate principal amount of the Revolving Loans outstanding plus Letter of Credit Obligations exceeds the Borrowing Base, such event shall not limit, waive or otherwise affect any rights of Agent and Lenders in such circumstances or on any future occasions and Borrower shall, upon the earlier of (x) demand by Agent which may be made at any time or from time to time, or (y) the date that is fifteen (15) days after such occurrence (or such later date as the Required Lenders in their discretion may agree) repay to Agent and Lenders the entire amount of any such excess(es) for which payment is demanded without premium or penalty on such excess amount.

1.13                        Section 4.6. Section 4.6 of the Credit Agreement is amended and restated in its entirety to read as follows:

4.6                               Borrower’s Loan Account; Evidence of Debt. Agent shall maintain in accordance with its usual practice an account or accounts evidencing the Obligations of Borrower to Agent and Lenders, including the amounts of the Revolving Loans made by it and each repayment and prepayment in respect thereof, including the amounts of principal and interest payable and paid to Agent and Lenders from time to time hereunder, and Letters of Credit Obligations. Any such records shall be presumptively correct, absent manifest error, provided, that, the failure to make any entry or any error in such records, shall not affect any of the Obligations in respect of any applicable Revolving Loans and Letters of Credit Obligations. The Revolving Loans and Letters of Credit Obligations made by the Lenders shall be evidenced by a promissory note in the form of Exhibit F hereto. Borrower shall execute and deliver to Agent a promissory note payable to the order of each Lender (or, if requested by a Lender, to its registered assigns). Thereafter, the Revolving Loans and Letters of Credit Obligations evidenced by such promissory note and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

1.14                        Section 6.2. Section 6.2 of the Credit Agreement is amended and restated in its entirety to read as follows:

6.2                               Conditions Precedent to All Revolving Loans. The obligation of Lenders to make the Revolving Loans, including the initial Revolving Loans, and to incur any Letter of Credit Obligations is subject to the further satisfaction of, or waiver of, immediately prior to or concurrently with the making of each such Revolving Loan of each of the following conditions precedent:

(a)                                 All representations and warranties contained herein and in the other Loan Documents that are qualified as to materiality or Material Adverse Effect shall be true and correct and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Revolving Loan and the incurrence of any Letter of Credit Obligations and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct to the extent required hereunder or under the other Loan Documents on and as of such earlier date).

(b)                                 As of the date of any such Revolving Loan or the use of the proceeds thereof or the incurrence of any Letter of Credit Obligations, and after giving effect to any of the foregoing, no Default or Event of Default shall exist or have occurred and be continuing.

(c)                                  Agent shall have received a request for such Revolving Loan or Letter of Credit in accordance with the requirements of this Agreement.

(d)                                 As of the date of any such Revolving Loan or the use of the proceeds thereof or the incurrence of any Letter of Credit Obligations, and after giving effect to any of the foregoing, no event, condition or circumstance that has or individually or in the aggregate could reasonably be expected to have a Material Adverse Effect shall have occurred.

(e)                                  As of the date of any such Revolving Loan or the use of the proceeds thereof or the incurrence of any Letter of Credit Obligations, and after giving effect to any of the foregoing, the aggregate principal amount of the Revolving Loans and Letter of Credit Obligations shall not exceed the lesser of the Maximum Credit or the Borrowing Base.

Each request for a Revolving Loan (including any request for the conversion of a Revolving Loan to a LIBOR Loan or a Prime Rate Loan) or issuance of a Letter of Credit submitted by Borrower shall be deemed to be a representation and warranty by Borrower that the conditions specified in Section 6.2 have been satisfied on and as of the date of the making of such applicable Revolving Loan or the issuance of such Letter of Credit. The making of any Revolving Loan and issuing of Letters of Credit shall not be deemed a modification or waiver by Agent or Lenders of any of the terms of this Agreement or any Default or Event of Default.

1.15                        Section 7.25(a). Section 7.25(a) of the Credit Agreement is amended and restated in its entirety to read as follows:

(a)                                 Neither the Borrower or its Subsidiaries (i) is a Person or entity with which Agent or any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law or (ii) is a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Orders or (iii) is affiliated or associated with a Person or entity listed in the preceding clause (i) or clause (ii). To the knowledge of Borrower, none of the Credit Parties or their Affiliates, nor any brokers or other agents acting in any capacity in connection with the Revolving Loans or Letters of Credit hereunder (A) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Orders or (B) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

1.16                        Section 8.9. Section 8.9 of the Credit Agreement is amended and restated in its entirety to read as follows:

8.9                               Use of Proceeds. Borrower shall use the initial proceeds of the Revolving Loans hereunder only for: (a) payments to each of the persons listed in the pay proceeds letter furnished by Borrower to Agent on or about the date hereof and (b) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents for the Agent and the Lenders. All other Revolving Loans made and Letters of Credit issued shall be used by Borrower (a) to fund current and future Investment opportunities of Borrower and (b) for working capital and other proper corporate purposes not prohibited hereunder.

1.17                        Section 11.2(b). Section 11.2(b) of the Credit Agreement is amended and restated in its entirety to read as follows:

(b)                                 Without limiting the generality of the foregoing, at any time an Event of Default exists or has occurred and is continuing, and after the applicable cure period, if any, has passed, and upon the Agent’s delivery of a Notice of Acceleration, with the written approval of Required Lenders (which approval (x) shall be deemed to have been given if no response is received by Agent within three (3) Business Days of such approval being requested and (y) shall not be required if Agent determines in its Permitted Discretion that exigent circumstances exist that require the taking of action prior to approval from Required Lenders) Agent may, and at the written request of the Required Lenders, Agent shall (i) accelerate the payment of all Obligations and demand immediate payment thereof to Agent and Lenders (provided, that, upon the occurrence of any Event of Default described in Sections 11.1(e) and 11.1(f), all Obligations shall automatically become immediately due and payable), (ii) terminate the commitment of Lenders to make Revolving Loans and issue Letters of Credit hereunder whereupon the obligation of Lenders to make any Revolving Loan and issue Letters of Credit shall immediately terminate (provided, that, upon the occurrence of any Event of Default described in Sections 11.1(e) and 11.1(f), the commitments and any other obligation of Agent or Lenders hereunder shall automatically terminate), (iii) cease making Revolving Loans and cease issuing Letters of Credit or reduce the lending formulas or amounts of Revolving Loans and Letters of Credit available to Borrower, (iv) establish such Reserves as Agent determines, without limitation or restriction, notwithstanding anything to the contrary contained herein and/or (v) require the Borrower to replace the portfolio manager and Chief Executive Officer of the Borrower with Persons acceptable to the Agent, in its Permitted Discretion.

1.18                        Section 12.1. Section 12.1 of the Credit Agreement is amended and restated in its entirety to read as follows:

12.1                        Assignments and Participations.

(a)                                             Subject to the terms of this Section 12.1, any Lender may make an assignment to a Qualified Assignee of, at any time or times, the Loan Documents, Revolving Loans, Letters of Credit and any Commitment or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder. Any assignment by a Lender shall: (i) require the consent of Agent (which consent shall not be unreasonably withheld or delayed with respect to a Qualified Assignee) and the execution of an Assignment Agreement in form and substance reasonably satisfactory to, and acknowledged by, Agent; (ii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Revolving Loans and Letter of Credit Obligations to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) except for an assignment to an Affiliate of such Lender, after giving effect to any such partial assignment the assignee Lender shall have Commitments in an amount at least equal to Five Million Dollars ($5,000,000) and the assignor Lender shall have Commitments in an amount at least equal to Five Million Dollars ($5,000,000); (iv) with respect to any assignment of the Revolving Loan Commitment and the Revolving Loan and Letter of Credit Obligations, be for a ratable portion of the assigning Lender’s interest in the Revolving Loan Commitment Amount and the Revolving Loan and Letter of Credit Obligations; (v) include a payment to Agent of an assignment fee of three thousand five hundred dollars ($3,500) by assignee Lender; (vi) so long as no Event of Default has occurred and is continuing, require the consent of Borrower, which shall not be unreasonably withheld or delayed; provided that no such consent shall be required for an assignment to a Qualified Assignee; and (vii) unless such an assignment is to an Affiliate of such Lender, Lender shall give notice to the other Lenders of any intent to assign and such other Lenders shall be permitted to purchase such assignment on terms agreed to by assignor Lender and assignee Lender. After the occurrence of a Default or an Event of Default, any Lender may make an assignment to a non-Qualified Assignee with the consent of the Agent (not to be unreasonably withheld or delayed). If more than one Lender wishes to purchase Revolving Loans and Letter of Credit Obligations or Commitments from the assigning Lender, such assignments to Lenders will be allocated on a pro-rata basis. In the case of an assignment by a Lender under this Section 12.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment. The Credit Parties hereby acknowledge and agree that any assignment shall give rise to a direct obligation of the Credit Parties to the assignee and that the assignee shall be considered to be a “Lender”. In all instances, each Lender’s agreement to make Revolving Loans and issue Letters of Credit hereunder shall be several and not joint and shall be limited to such Lender’s Pro Rata Share of the applicable Commitment. In the event Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, Agent or any such Lender shall so notify Borrower and Borrower shall, upon the request of Agent or such Lender, execute new Revolving Notes in exchange for the Revolving Notes, if any, being assigned. Notwithstanding the foregoing provisions of this Section 12.1(a), any Lender may at any time pledge the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to a Federal Reserve Bank; provided, that, no such pledge to a Federal Reserve Bank shall release such Lender from such Lender’s obligations hereunder or under any other Loan Document. The Agent shall maintain at its address referred to in Section 13.1(a) a copy of each Assignment Agreement delivered to and accepted by it and a register of the recordation of the names and addresses of the Lenders and the Commitments, and principal amounts thereunder owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding anything to the contrary set forth herein, prior to the occurrence of a Consent Rights Trigger Event, the Lenders shall not assign any portion of their Commitments, Revolving Loans, Letters of Credit, rights or responsibilities hereunder to any Disqualified Lender. After the occurrence of a Consent Rights Trigger Event, the Lenders shall be permitted to assign any portion of their Commitments, Revolving Loans,

Letters of Credit, rights or responsibilities hereunder to any Person approved by Agent (such approval not to be unreasonably withheld or delayed).

(b)                                             Subject to the terms of this Section 12.1, any Lender may sell to a Qualified Assignee participations in, at any time or times, the Loan Documents, Revolving Loans, Letters of Credit and any Commitment or any portion thereof or interest therein, including any Lender’s rights, title, remedies, powers or duties thereunder. Any participation by a Lender of all or any part of its Commitment shall be made with the understanding that all amounts payable by the Borrower hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or face amount of any Letter of Credit or interest rate or fees payable with respect to, any Loan or Letter of Credit in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Loan or extension in the term of any Letter of Credit in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement or the other Loan Documents). Solely for purposes of Section 12.8 (Setoff and Sharing of Payments), Section 3.9 (Increased Cost), Section 4.7 (Taxes), and Section 13.6 (Indemnification), the Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of the Borrower to the participant and the participant shall be considered to be a “Lender”. Except as set forth in the preceding sentence the Borrower shall not have any obligation or duty to any participant. Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred. Notwithstanding anything to the contrary set forth herein, prior to the occurrence of a Consent Rights Trigger Event, the Lenders shall not grant any participations in any portion of their Commitments, Revolving Loans, Letters of Credit, rights or responsibilities hereunder to any Disqualified Lender. After the occurrence of a Consent Rights Trigger Event, the Lenders shall be permitted to grant participations in any portion of their Commitments, Revolving Loans, Letters of Credit, rights or responsibilities hereunder to any Person approved by Agent (such approval not to be unreasonably withheld or delayed).

(c)                                              Except as expressly provided in this Section 12.1, no Lender shall, as between the Borrower and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Revolving Loans, the Revolving Notes, the Letters of Credit or other Obligations owed to such Lender.

(d)                                             Borrower shall assist any Lender permitted to sell assignments or participations under this Section 12.1 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and, if requested by Agent, the preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants. Borrower shall certify the correctness, completeness and accuracy of all descriptions of the Credit Parties and their affairs contained in any selling materials provided by Borrower and all other information provided by Borrower and included in such materials, except that any projections delivered by Borrower shall only be certified by Borrower as having been prepared by Borrower based upon any estimates or assumptions stated therein which Borrower believed to be reasonable and fair in light of the conditions and facts then known to Borrower and that such projections reflected Borrower’s good faith and reasonable estimates of the future financial performance of the Credit Parties and of the other information projected therein for the periods set forth therein.

Any Lender may furnish any information concerning the Credit Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), provided, all such prospective assignees and participants shall have signed a confidentiality agreement in form and substance acceptable to Borrower and Agent. After the occurrence of an Event of Default, all such prospective assignees and participants shall have signed a confidentiality agreement in form and substance acceptable to Agent.

1.19                        Section 12.4. Section 12.4 of the Credit Agreement is amended and restated in its entirety to read as follows:

12.4                        Agent and Affiliates. With respect to its Commitments hereunder, Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Agent in its individual capacity. Agent and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, the Credit Parties or any Guarantor, any of their Affiliates and any Person who may do business with or own securities of the Credit Parties or any such Affiliate, all as if Agent were not Agent and without any duty to account therefor to Lenders. Agent and its Affiliates may accept fees and other consideration from the Credit Parties or any Guarantor for services in connection with this Agreement or otherwise without having to account for the same to Lenders. Each Lender acknowledges the potential conflict of interest between Agent as a Lender holding disproportionate interests in the Revolving Loans and Letter of Credit Obligations and Agent as Agent. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

1.20                        Section 12.5. Section 12.5 of the Credit Agreement is amended and restated in its entirety to read as follows:

12.5                        Lender Credit Decision.                  Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the Financial Statements referred to in Section 7.5 and Section 8.1 and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Credit Parties and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Revolving Loans and Letter of Credit Obligations, and expressly consents to, and waives any claim based upon, such conflict of interest.

1.21                        Section 12.8. Section 12.8 of the Credit Agreement is amended and restated in its entirety to read as follows:

12.8                        Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 12.9(f), each Lender is hereby authorized at any time or from time to time, without notice to Borrower or to any other Person, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower or any Guarantor (regardless of whether such balances are then due to Borrower or Guarantor) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of Borrower or any Guarantor against and on account of any of the Obligations that are not paid when due. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares (other than offset rights exercised by any Lender with respect to Section 3.9 (Increased Cost), Section 4.7 (Taxes), Section 13.6 (Indemnification)). The Credit Parties agree, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amounts of offset to other Lenders and holders and (b) any Lender so purchasing a participation in the Revolving Loans made, Letter of Credit Obligations or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ Lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Revolving Loans, Letter of Credit Obligations and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored together with interest at such rate, if any, as such Lender is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

1.22                        Section 12.9(b). Section 12.9(b) of the Credit Agreement is amended and restated in its entirety to read as follows:

(b)                                 Availability of Lenders’ Pro Rata Share. Each Lender’s obligation to make its Pro Rata Share of each Revolving Loan and to incur Letter of Credit Obligations shall be absolute and unconditional and shall not be affected by any circumstance, other than an inability of Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time. If such Pro Rata Share is not, in fact, paid to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender. If any Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent’s demand, Agent shall promptly notify Borrower and Borrower shall immediately repay such amount to Agent. Nothing in this Section 12.9(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Revolving Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder. To the extent that Agent advances funds to Borrower on behalf of any Lender and is not reimbursed therefor on the same Business Day as such Revolving Loan is made, Agent shall be entitled to retain for its account all interest accrued on such Revolving Loan until reimbursed by the applicable Lender.

1.23                        Section 12.9(d)(ii). Section 12.9(d)(ii) of the Credit Agreement is amended and restated in its entirety to read as follows:

(ii)                                  Notwithstanding anything set forth herein to the contrary, a Defaulting Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be included in the calculation of “Required Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document. At Borrower’s request, Agent or a Person reasonably acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Defaulting Lender, and each Defaulting Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such Person, all of the Commitments of that Defaulting Lender for an amount equal to the principal balance of all Revolving Loans plus the Letter of Credit Obligations held by such Defaulting Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement. Notwithstanding anything herein to the contrary, with respect to a Lender that is a Defaulting Lender, the Agent may, but shall not be obligated to, obtain a substitute Lender and execute an Assignment on behalf of such Defaulting Lender at any time with three (3) Business Days’ prior notice to such Defaulting Lender (unless notice is not practicable under the circumstances) and cause such Lender’s Revolving Loans, Letter of Credit Obligations and Commitments to be sold and assigned, in whole or in part, at par.

1.24                        Section 12.10(a)(i). Section 12.10(a)(i) of the Credit Agreement is amended and restated in its entirety to read as follows:

(i) extend either the Maturity Date or the maturity of any Revolving Note or any installment thereof, or reduce the principal amount thereof, or change the rate or extend the time of payment of interest thereon, or change the amount or extend the time of payment of any fee payable to all of the Lenders hereunder, or change the amount of any Lender’s commitment to grant Revolving Loans or issue Letters of Credit, or amend, modify or waive any provision of Section 4.1(b), Section 8.1 or Section 11 or this Section 12.10, or any changes or modifications to the definition of Required Lenders or modify the definitions of “Availability Block”, “Borrowing Base”, “Eligible Debt Investments”, “Eligible Senior Debt Investments” or “Eligible Subordinate Debt Investments” or consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement, or release, or subordinate the Liens under the Loan Documents in, any Collateral in excess of Ten Million Dollars ($10,000,000), or release any Guarantors from their obligations under any Guaranty Agreements, or consent to any prepayment of the Senior Notes, in each case without the written consent of all the Lenders,

2.                                      No Other Changes. Except as explicitly amended by this First Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to all Revolving Loans and Letters of Credit thereunder.

3.                                      Conditions Precedent. This First Amendment shall be effective when the Agent shall have received an executed original hereof and each of the following documents (collectively, the “Amendment Documents”), along with the payment of the Amendment Fee set forth in paragraph 5 above:

(a)                                 the Acknowledgment and Agreement of Guarantors set forth at the end of this First Amendment, duly executed by the Guarantor;

(b)                                 a Certificate of the Secretary of the Borrower certifying as to (i) the resolutions of the governing body of the Borrower approving the execution and delivery of this First Amendment, (ii) the fact that the organizational documents of the Borrower, which were certified and delivered to the Lender pursuant to the Certificate of Authority of the Borrower’s secretary or assistant secretary dated December 9, 2015, continue in full force and effect and have not been amended or otherwise modified except as set forth in the Certificate to be delivered, and (iii) certifying that the officers and agents of the Borrower who have been certified to the Lender, pursuant to the Certificate of Authority of the Borrower’s secretary or assistant secretary dated December 9, 2015, as being authorized to sign and to act on behalf of the Borrower continue to be so authorized or setting forth the sample signatures of each of the officers and agents of the Borrower authorized to execute and deliver this First Amendment and all other documents, agreements and certificates on behalf of the Borrower; and

(c)                                  Such other matters as the Lender may reasonably require.

4.                                      Representations and Warranties. Borrower hereby represents and warrants to Agent and Lenders as follows:

(a)                                 Borrower has all requisite power and authority to execute this First Amendment and the other Amendment Documents and to perform all of its obligations hereunder and thereunder, and the Amendment Documents have been duly executed and delivered by Borrower and constitute the legal, valid and binding obligation of Borrower, enforceable in accordance with their terms, subject to applicable Federal and state bankruptcy and insolvency laws affecting generally the rights of creditors.

(b)                                 The execution, delivery and performance by Borrower of this First Amendment and the other Amendment Documents have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to Borrower, or the certificate of incorporation or bylaws of Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or Credit Agreement or any other agreement, lease or instrument to which Borrower is a party or by which it or its properties may be bound or affected.

(c)                                  All of the representations and warranties contained in the Credit Agreement are correct in all material respects on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

5.                                      References. All references in the Credit Agreement to the “Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Loan Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

6.                                      No Waiver. The execution of this First Amendment and of any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or breach, default or event of default under any Loan Documents or other document held by Agent or Lenders, whether or not known to Agent or Lenders and whether or not existing on the date of this First Amendment.

7.                                      Release. Borrower and Guarantors by signing the Acknowledgment and Agreement of Guarantors set forth below, each hereby absolutely and unconditionally releases and forever discharges the Agent, Lenders and L/C Issuers, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which Borrower or Guarantors has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this First Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

8.                                      Costs and Expenses. Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse Agent, Lenders and L/C Issuer on demand for all reasonable costs and expenses incurred by Agent, Lenders and L/C Issuer in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, Borrower specifically agrees to pay all reasonable fees and disbursements of counsel to Agent, Lenders and L/C Issuer for the services performed by such counsel in connection with the preparation of this First Amendment and the documents and instruments incidental hereto. Borrower hereby agrees that Agent may, at any time or from time to time in its sole discretion and without further authorization by Borrower, make an Advance to Borrower under the Credit Agreement, or apply the proceeds of any Advance, for the purpose of paying any such fees, disbursements, costs and expenses.

9.                                      Miscellaneous. This First Amendment and the Acknowledgment and Agreement of Guarantors may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this First Amendment by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this First Amendment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the date first written above.

MVC CAPITAL, INC.

By:	/s/ Michael Tokarz
Print Name:	Michael Tokarz
Print Title:	Chairman

SANTANDER BANK, N.A., as Agent and as a Lender

By:	/s/ Keith Holler
Name:	Keith Holler
Title:

First Amendment to Loan and Security Agreement

ACKNOWLEDGMENT AND AGREEMENT OF GUARANTORS

The undersigned, each a Guarantor of the Indebtedness of MVC Capital, Inc. (the “Borrower”) to Santander Bank, N.A. ( “Agent”) for itself, as a lender, and as agent for the other lenders (the  “Lenders”) signatory to that certain Credit and Security Agreement dated as of December 9, 2015 by and among the Borrower, the Lenders, and the Agent, pursuant to the Guaranty Agreement dated as of December 9, 2015 (the “Guaranty”), hereby (i) acknowledges receipt of the foregoing amendment; (ii) consents to the terms and execution thereof; (iii) reaffirms its obligations to Agent, Lenders or L/C Issuer pursuant to the terms of the Guaranty; and (iv) acknowledges that the Agent and Lenders may amend, restate, extend, renew or otherwise modify the Credit Agreement and any indebtedness or agreement of the Borrower, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under the Guaranty for all of the Borrower’s present and future indebtedness to the Agent and Lenders.

MVC FINANCIAL SERVICES, INC.,

By:	/s/ Michael Tokarz
Name:	Michael Tokarz
Title:

MVC CAYMAN,

By:	/s/ Michael Tokarz
Name:	Michael Tokarz
Title:

MVC GP II, LLC

By:	/s/ James Pinto
Name:	James Pinto
Title:

MVC PARTNERS LLC

By:	/s/ Michael Tokarz
Name:	Michael Tokarz
Title:

Date: October   , 2016